                                FILED PURSUANT TO RULE 424(B)(3) AND RULE 424(C)
                                                      REGISTRATION NO. 333-84743




PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated October 26, 1999)

                      ----------------------------------

                          PROSPECTUS SUPPLEMENT NO. 2

                      ----------------------------------

                         Triad Hospitals Holdings, Inc.
                               ----------------

   This prospectus supplement relates to the offer to exchange the 11% Series B Senior Subordinated Notes due 2009 of Triad Hospitals Holdings, Inc. (the "Company") which have been registered under the Securities Act for any and all outstanding 11% Senior Subordinated Notes due 2009, as described in the prospectus dated October 26, 1999.

   This prospectus supplement includes the Company's Current Report on Form 8-K, dated November 22, 1999 filed by the Company with the Securities and Exchange Commission.

   This prospectus supplement should be read in conjunction with the prospectus dated October 26, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined herein in this prospectus supplement have the meanings given them in the prospectus.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.



          The date of this prospectus supplement is November 23, 1999

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (date of Earliest Event Reported)--November 22, 1999

                               ----------------

                             TRIAD HOSPITALS, INC.
                         TRIAD HOSPITALS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                        0-29816                   75-2816101
           DELAWARE                    333-84743                  51-0389776
 (State or other jurisdiction   (Commission File Number)         (IRS Employer
       of Incorporation)                                      Identification No.)

                          13455 Noel Road, 20th Floor
                              Dallas, Texas 75240
                    (Address of principal executive offices)

                                 (972) 789-2700
              (Registrant's telephone number, including area code)

                               ----------------

                                 Not applicable
             (Former name or address, if changed since last report)

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--------------------------------------------------------------------------------

Item 4. Change in Registrant's Certifying Accountant.

   Triad Hospitals, Inc. (the "Company") and Triad Hospitals Holdings, Inc., a wholly owned subsidiary of the Company are filing this report on Form 8-K to report a change in certifying accountants with the firm of Ernst & Young LLP being replaced by PricewaterhouseCoopers LLP effective as of November 22, 1999.

   (a) The following sets forth the information required by item 304(a)(1) of Regulation S-K:

     (i) Effective as of November 22, 1999, the Company and Ernst & Young LLP agreed to the resignation of Ernst & Young LLP as the Company's principal accountant.

     (ii) Ernst & Young LLP reports on the financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     (iii) The decision to change accountants was approved by the Company's Board of Directors and the Audit and Compliance Committee of the Board of Directors.

     (iv) For the Company's two most recent fiscal years and subsequent interim periods preceding such resignation, there were no disagreements with Ernst & Young LLP on any matter of accounting or practices, financial statement disclosure or auditing scope or procedure.

     (v) For the Company's two most recent fiscal years and subsequent interim periods, there have occurred none of the "reportable events" listed in Item 304(a)(1)(v)(A-D) of Regulation S-K.

   (b) The Company has requested and received from Ernst & Young LLP the letter required by Item 304(a)(3) of Regulation S-K. Such letter is filed as Exhibit
16.1 to this report, and states that Ernst & Young LLP agrees with the statements described therein made by the Company in this report in response to
Item 304(a)(1) of Regulation S-K.

   (c) The following sets forth the information required by Item 304(a)(2) of Regulation S-K:

   The Company has retained PricewaterhouseCoopers LLP as its principal accountant effective as of November 22, 1999. The decision to retain PricewaterhouseCoopers LLP was approved by the Company's Board of Directors and the Audit and Compliance Committee of the Board of Directors.

Item 7. Financial Statements and Exhibits

   (c) Exhibits.

    16.1 Letter regarding Change in Certifying Accountant.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          TRIAD HOSPITALS, INC.

                                                    /s/ Burke W. Whitman
                                          By:
                                            -----------------------------------
                                            Name:Burke W. Whitman
                                            Title:Executive Vice President,
                                            Chief Financial Officer and
                                            Treasurer

Date: November 22, 1999

                                          TRIAD HOSPITALS HOLDINGS, INC.

                                                    /s/ Burke W. Whitman
                                          By:
                                            -----------------------------------
                                            Name:Burke W. Whitman
                                            Title:Executive Vice President,
                                            Chief Financial Officer and
                                            Treasurer

Date: November 22, 1999

                                 EXHIBIT INDEX

 Exhibit No. Description
 ----------- -----------
    16.1     Letter regarding Change in Certifying Accountant.

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